UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

DATE OF REPORT: November 12, 2003

DATE OF EARLIEST EVENT REPORT: November 10, 2003

AMERIGROUP CORPORATION

Delaware	54-1739323
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

4425 Corporation Lane
Virginia Beach, VA 23462
(757) 490-6900
www.amerigroupcorp.com

Item 5.    Other Events and Regulation FD Disclosure.

     On July 18, 2002, Texas Children’s Hospital, or TCH, in Houston filed suit in State District Court against AMERIGROUP Texas, Inc., our Texas subsidiary, seeking to be paid full-billed charges for all services rendered to our Texas subsidiary’s Medicaid members since October 1999. Our Texas subsidiary does not have a contract with TCH to provide services to its Medicaid members. When TCH provides services to our members, it does so as a non-network provider. On January 17, 2003, the physicians of Baylor College of Medicine, or Baylor, non-network providers who provide medical services at TCH, filed suit against our Texas subsidiary seeking full-billed charges for services provided since October 1999 to our Texas Medicaid members. On July 7, 2003, TCH and Baylor added AMERIGROUP as an additional defendant to the lawsuits, alleging that we are directly liable for the obligations of our Texas subsidiary.

     Our Texas subsidiary’s contracts with the State of Texas provide a methodology for compensating non-network providers for services provided to our Medicaid members and the State of Texas has approved our Texas subsidiary’s current non-network provider payment methodology. TCH and Baylor each assert that they are not a party to the contract our Texas subsidiary has with the State of Texas and, therefore, they are not obligated to accept the payments determined in accordance with our State contract. The State approved our subsidiary’s payment methodology for the period prior to January 1, 2003 and determined that it was appropriate with respect to compensating non-network providers other than TCH and Baylor. Therefore, we believe that our payment methodology approved by the State should be equally applicable to TCH and Baylor. We believe that our methodology for calculating payments to TCH and Baylor as non-network providers is appropriate and we will vigorously defend against the claims of TCH and Baylor. If we are required to pay full-billed charges to TCH and Baylor at the conclusion of litigation and all appeals, it could have a material adverse effect on us.

     On July 21, 2003, we filed a motion with the Court to abate the suit and have the issues resolved through an administrative procedure by the Texas Health and Human Services Commission, or HHSC, which we believe has exclusive jurisdiction to resolve out-of-network provider complaints concerning reimbursements by Medicaid managed care organizations.

     On November 10, 2003, the Court granted our Motion to Abate the claims of TCH and Baylor and further ordered that there be no further discovery or other action by the parties on these claims until TCH and Baylor have completed the administrative process with HHSC.

     TCH and Baylor may request that the Court reconsider its order, or, failing that, seek to obtain an early review of the Court’s decision by the Court of Appeals.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: November 12, 2003	AMERIGROUP CORPORATION By: /s/ STANLEY F. BALDWIN Executive Vice President, General Counsel and Secretary